Exhibit 10.5 to 2009 10-K

Employment Agreement

This Agreement is made as of September 1, 2002 (the “Effective Date”) between Convergys Corporation, an Ohio Corporation (“Employer”) and Robert A. Lento (“Employee”).

Employer and Employee agree as follows:

1. Employment. By this Agreement, Employer and Employee set forth the terms of Employer’s employment of Employee on and after the Effective Date.

2. Prior Agreement. Employee and Employer agree that this Agreement and its terms shall supersede the terms of the prior Employment Agreement between the parties dated July 1, 1998.

3. Duties.

A. Employee will serve as Vice President of Sales of Employer or in such other equivalent capacity as may be designated by the Chief Development Officer of Employer. Employee will report to the Chief Development Officer of Employer or such other officer as may be designated by the Chief Development Officer or the Chairman, President and CEO of Employer.

B. Employee shall furnish such managerial, executive, financial, technical, and other skills, advice, and assistance in operating Employer and its Affiliates as Employer may request. For purposes of this Agreement, “Affiliate” means each corporation which is a member of a controlled group of corporations (within the meaning of section 1563(1) of the Internal Revenue Code of 1986, as amended (the “Code”)) which includes Employer.

C. Employee shall also perform such other duties as are assigned to Employee by the officer to whom Employee reports.

D. Employee shall devote Employee’s entire time, attention, and energies to the business of Employer and its Affiliates. The words “entire time, attention, and energies” are intended to mean that Employee shall devote Employee’s full effort during reasonable working hours to the business of Employer and its Affiliates and shall devote at least 40 hours per week to the business of Employer and its Affiliates. Employee shall travel to such places as are necessary in the performance of Employee’s duties. Employee shall comply with the Employer’s Code of Business Conduct and other Employer policies, included amendments to same, as are applicable to similarly situated employees of Employer.

4. Compensation.

A. Effective as of September 1, 2002, Employee shall receive a base salary (the “Base Salary”) of at least $300,000 per year, payable not less frequently than monthly, subject to proration for any partial year. Such Base Salary, and all other amounts payable under this Agreement, shall be subject to withholding as required by law.

B. In addition to the Base Salary, Employee shall be entitles to receive an annual incentive bonus (the “Annual Incentive Bonus”) for each calendar year for which services are performed under the Agreement. Employee’s Annual Incentive Award shall be governed by the terms of the Incentive Award Policy, which includes details regarding the timing of award distributions, the form of distributions (i.e., cash, stock options, etc.) and additional conditions that must be satisfied in order to receive the award. For each calendar year, Employee shall be given an Annual Incentive Bonus target valued at no less than $115,000, subject to proration for a partial year.

C. As of the later of September 3, 2002 or the date this Agreement is signed, Employee shall receive a one-time cash bonus of $50,000.

D. On at least an annual basis, Employee shall receive a formal performance review and be considered for Base Salary and/or Annual Incentive Bonus target increases.

5. Expenses. All reasonable and necessary expenses incurred by Employee in the course of the performance of Employee’s duties to Employer shall be reimbursable in accordance with Employer’s then current travel and expense policies.

6. Benefits.

A. While Employee remains in the employ of the Employer, Employee shall be entitled to participate in all of the various employee benefit plans and programs, or equivalent plans and programs which are made available to similarly situated officers of Employer.

B. Notwithstanding anything contained herein to the contrary, the Base Salary and Annual Incentive Bonuses otherwise payable to Employee shall be reduced by any benefits paid to Employee by Employer under any disability plans made available to Employee by Employer.

C. As of the later of September 3, 2002 or the date this Agreement is signed, Employee shall be granted options to purchase 25,000 common shares of Employer under Employer’s 1998 Long Term Incentive Plan. Twenty five percent of the number of shares subject to such options shall vest on each anniversary of the grant date. Employee shall be eligible to be considered for future shock option grants under Employer’s 1998 Long Term Incentive Plan or any similar plan made available to employees of Employer pursuant to the terms and conditions of such future grants.

D. As of the later of September 3, 2002 or the date this Agreement is signed, Employee shall receive a restricted stock award of 25,000 common shares of Employer. Such award shall be made under Employer’s 1998 Long Term Incentive Plan on the terms set forth in Attachment A.

7. Confidentiality. Employer and its Affiliates are engaged in the information management and customer management industries within the U.S. and worldwide. Employee acknowledges that in the course of employment with Employer, Employee will be entrusted with, obtain access to and maintain intimate, detailed and comprehensive knowledge or information proprietary to the Employer and its Affiliates with respect to the following (all of which information is referred to hereinafter collectively as “Information”): the organization and management strategies of Employer and its Affiliates; the names, addresses, buying habits, and other special information regarding past, present and potential customers, employees and suppliers of Employer and its Affiliates; employee lists; customer relationships; customer and supplier contracts and transactions; pricing; price lists of Employer, its Affiliates and their suppliers; products, services, programs and processes sold, licensed or developed by the Employer or its Affiliates; technical data, plans and specifications, present and/or future development projects of Employer and its Affiliates; financial and/or marketing data respecting the conduct of the present or future phases of business of Employer and its Affiliates; computer programs, systems and/or software; ideas, inventions, trademarks, trade secrets, business information, know-how, processes, improvements, designs, redesigns, discoveries and developments of Employer and its Affiliates; and other information considered confidential by any of the Employer, its Affiliates or customers or suppliers of Employer, its Affiliates. Employee agrees to retain the Information in absolute confidence and not to permit access to or disclose the Information to any person or organization except as required in the performance of Employee’s duties for Employer, without the express written consent of the Employer; provided that Employee’s obligation of confidentiality shall not extend to any Information which becomes generally available to the public other than as a result of disclosure by Employee. Employee agrees that, given the United States and worldwide markets in which the Employer and its Affiliates compete, confidentiality of the Information is necessary without regard to any geographic limitation.

8. New Developments. All ideas, inventions, discoveries, concepts, trademarks, or other developments or improvements, whether patentable or not, conceived by Employee, alone or with others, at any time during the term of Employee’s employment, whether or not during working hours or on Employer’s premises, which are within the scope of or related to the business operations of Employer or its Affiliates (“New Developments”), shall be and remain the exclusive property of Employer. Employee shall do all things reasonably necessary to ensure ownership of such New Developments by Employer, including the execution of documents assigning and transferring to Employer, all of Employee’s rights, title and interest in and to such New Developments, and the execution of all documents required to enable Employer to file and obtain patents, trademarks, and copyrights in the United States and foreign countries on any of such New Developments. Employee agrees to make prompt written disclosure to Employer, to hold in trust for the sole right and benefit of Employer, and hereby assigns to Employer all right, title and interest in and to any ideas, inventions, original works of authorship (published or not), developments, improvements or trade secrets that Employee may solely or jointly conceive or reduce to practice, or cause to be conceived or reduced to practice, during employment with Employer. Employee acknowledges that all original works of authorship that are made by Employee (solely or jointly with others) within the scope of Employee’s employment and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101). Employee agrees to keep and maintain adequate records (in the form of notes, sketches, drawings and in any other form that may be required by Employer) of all New Developments, which records shall be available to and remain the sole property of Employer.

9. Surrender of Material Upon Termination. Employee hereby agrees that upon cessation of Employee’s employment, for whatever reason and whether voluntary or involuntary, Employee will immediately surrender to Employer all of the property and other things of value in his possession or in the possession of any person or entity under Employee’s control that are the property of Employer or any of its Affiliates, including without any limitation all personal notes, drawings, manuals, documents, photographs, or the like, including copies and derivatives thereof, relating directly or indirectly to any confidential information or materials or New Developments, or relating directly or indirectly to the business of Employer or any of its Affiliates.

10. Remedies.

A. Employer and Employee hereby acknowledge and agree that the services rendered by Employee to Employer, the information disclosed to Employee during and by virtue of Employee’s employment, and Employee’s commitments and obligations to Employer and its Affiliates herein are of a special, unique and extraordinary character, and that the breach of any provision of this Agreement by Employee will cause Employer irreparable injury and damage, and consequently the Employer shall be entitled to, in addition to all other remedies available to it, injunctive and equitable relief to prevent a breach of Sections 7, 8, 9, 11 and 12 of this Agreement and to secure the enforcement of this Agreement.

B. Except as provided in Section 10.A., the parties agree to submit to final and binding arbitration any dispute, claim or controversy arising between Employee and Employer concerning (1) termination of employment, (2) loss of promotion, (3) sexual or other harassment, (4) failure to accommodate disability or (5) an intentional tort, and waive their right to sue in court and have such claims decided by a judge or jury. Claims subject to arbitration on these five subjects include allegations of unlawful discrimination based on race, sex, religion, age, national origin, disability, and retaliation and any other claim of a violation of a right created or protected by local, state, or federal law. This Agreement does not limit Employee’s right to file a charge with or to assist any administrative agency, including the Equal Employment Opportunity Commission.

(i) This Agreement to arbitrate and any resulting arbitration award are enforceable under and subject to the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (“FAA”). If the FAA is held not to apply for any reason then Ohio Revised Code Chapter 2711 regarding the enforceability of arbitration agreements and awards will govern this Agreement and the arbitration award.

(ii) (a) All of a party’s claims must be presented at a single arbitration hearing. Any claim not raised at the arbitration hearing is waived and released. The arbitration hearing will take place in Cincinnati, Ohio.

(b) The arbitration process will be governed by the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) except to the extent they are modified by this Agreement.

(c) Employee has had an opportunity to review the AAA rules and the requirements that Employee must pay a filing fee for which the Employer has agreed to split on an equal basis.

(d) The arbitrator will be selected from a panel of arbitrators chosen by the AAA in White Plains, New York, the arbitrators from such panel being those who are also members of AAA’s labor management panel and who have at least fifteen years of experience as an arbitrator. After the filing of a Request for Arbitration, the AAA will send simultaneously to Employer and Employee an identical list of names of five persons chosen from the panel. Each party will have 10 days from the transmittal date in which to strike up to two names, number the remaining names in order of preference and return the list to the AAA.

(e) Any pre-hearing disputes will be presented to the arbitrator for expeditious, final and binding resolution.

(f) The award of the arbitrator will be in writing and will set forth each issue considered and the arbitrator’s finding of fact and conclusions of law as to each such issue.

(g) The remedy and relief that may be granted by the arbitrator to Employee are limited to lost wages, benefits, cease and desist and affirmative relief, compensatory, liquidated and punitive damages and reasonable attorney’s fees, and will not include reinstatement or promotion. If the arbitrator would have awarded reinstatement or promotion, but for the prohibition in this Agreement, the arbitrator may award front pay. The arbitrator may assess to either party, or split, the arbitrator’s fees and expenses and the cost of the transcript, but each party will bear any cost for its witnesses and proof.

(h) Employer and Employee recognize that a primary benefit each derives from the arbitration is avoiding delay and costs normally associated with litigation. Therefore, neither party will be entitled to conduct any discovery prior to the arbitration hearing except that: (i) Employer will furnish Employee with copies of all non-privileged documents in Employee’s personnel file; (ii) if the claim is for discharge, Employee will furnish Employer with records of earnings and benefits relating to Employee’s subsequent employment (including self-employment) and all documents relating to Employee’s efforts to obtain subsequent employment; (iii) the parties will exchange copies of all documents they intend to introduce as evidence at the arbitration hearing at least 10 days prior to such hearing; (iv) Employee will be allowed (at Employee’s expense) to take the dispositions, for a period not to exceed four hours each of two representatives of Employer, and Employer will be allowed (at its expense) to depose Employee for a period not to exceed four hours; and (v) Employer or Employee may ask the arbitrator to grant additional discovery to the extent permitted by AAA rules upon a showing that such discovery is necessary.

(i) Nothing herein will prevent either party from taking the disposition of any witness where the sole purpose for taking the disposition is to use the disposition in lieu of the witness testifying at the hearing and the witness is, in good faith, unavailable to testify in person at the hearing due to poor health, residency and employment more than 50 miles from the hearing site, conflicting travel plans or other comparable reason.

(iii) Arbitration must be requested in writing no later than 6 months from the date of the party’s knowledge of the matter disputed by the claim. A party’s failure to initiate arbitration within the time limits herein will be considered a waiver and release by that party with respect to any claim subject to arbitration under this Agreement.

(iv) Employer and Employee consent that judgment upon the arbitration award may be entered in any federal or state that has jurisdiction.

(v) Except as provided in Section 10.A., neither party will commence or pursue any litigation on any claim that is or was subject to arbitration under this Agreement.

(vi) All aspects of any arbitration procedure under this Agreement, including the hearing and the record of the proceedings, are confidential and will not be open to the public, except to the extent the parties agree otherwise in writing, or as may be appropriate in any subsequent proceedings between the parties, or as may otherwise be appropriate in response to a governmental agency or legal process.

11. Covenant Not to Compete. For purposes of this Section 11, the term “Employer” shall mean, collectively, Employer and each of its Affiliates. During the Employee’s employment by Employer and for a period of two-years following termination of Employee’s employment with Employer for any reason Employee will not engage in any business (whether as a principal, partner, joint venturer, agent, employee, salesperson, consultant, director or officer) offering services related to Employer’s then existing business or the products or services being researched or developed by Employer about which Employee has or had Information, where such position would involve Employee: (A) in any business activity in competition with Employer, including but not limited to businesses that provide: (i) billing and/or billing related systems and/or services to third parties (including wireless, wireline, cable and other communication businesses); (ii) outsourced customer management services (including but not limited to product information or technical support, customer retention, sales or account management and/or human resources and benefits administration); or (iii) employee care services (including but not limited to human resources and employee benefits consulting); or (B) in any position with any customer of Employer where such position relates to the services that Employer does or did provide to such customer. This restriction will be limited to the geographical area where Employer is doing business at the time of termination of Employee’s employment.

During Employee’s employment by Employer and for a period of two-years following termination of Employee’s employment with Employer for any reason, Employee will not (except on behalf of Employer or as a private contractor), directly or indirectly, or through any person or entity, divert, call on, contact, solicit, or communicate with (i) any of Employer’s customers from which Employer generated revenue during the two years preceding the termination of Employee’s employment or (ii) any prospective customers known to Employee during the two-year period prior to the termination of Employee’s employment, in each case, to the extent such contract, solicitation or communication is related to Employer’s then existing business or products or services being researched or developed of which Employee possessed any Information.

During Employee’s employment by Employer and for a period of two years after the terminations of Employee’s employment with Employer, Employee will not, directly or indirectly, induce or seek to induce, any employee of Employer to terminate his or her employment relationship with Employer.

12. Goodwill. Employee will not disparage or act in any manner that may damage the business of Employer or any of its Affiliates or that would adversely affect the goodwill, reputation and business relationships of Employer or any of its Affiliates with the public generally, or with any of their customers, suppliers or employees.

13. Termination.

A. (i) Employer or Employee may terminate Employee’s employment and this Agreement upon Employee’s failure or inability to perform the services required hereunder because of any physical or mental infirmity for which Employee receives disability benefits under any disability benefit plans made available to Employee by Employer (the “Disability Plans”), over a period of one hundred twenty consecutive working days during any twelve consecutive month period (a “Terminating Disability”).

(ii) If Employer or Employee elects to terminate Employee’s employment and this Agreement in the event of a Terminating Disability, such termination shall be effective immediately upon the giving of written notice by the terminating party to the other.

(iii) Upon termination of Employee’s employment and this Agreement on account of Terminating Disability, Employer shall pay Employee Employee’s accrued compensation hereunder, whether accrued Base Salary or otherwise (subject to offset for any amounts received pursuant to the Disability Plans), to the date of termination. For as long as such Terminating Disability may exist, Employee shall continue to be an employee of Employer for all other purposes and Employer shall provide Employee with disability benefits and all other benefits according to the provisions of the Disability Plans and any other Employer plans in which Employee is then participating.

(iv) If the parties elect not to terminate Employee’s employment and this Agreement upon an event of a Terminating Disability and Employee returns to active employment with Employer prior to such a termination, or if such disability exists for less than one hundred twenty consecutive working days, the provisions of this Agreement shall remain in full force and effect.

B. Employee’s employment and this Agreement terminate immediately and automatically on the death of the Employee, provided, however, that the Employee’s estate shall be paid Employee’s accrued compensation hereunder, whether accrued Base Salary or otherwise to the date of death.

C. Employer may terminate Employee’s employment and this Agreement immediately, upon written notice to Employee, for Cause. For purposes of this Agreement, Employer shall have “Cause” to terminate this Agreement only if Employer’s Board of Directors determines that there has been fraud, misappropriation, embezzlement, commission of a felony or an act of moral turpitude on the part of Employee.

D. Employer may terminate Employee’s employment and this Agreement immediately, upon written notice to Employee, for any reason other than those set forth in Sections 13.A, B. and C. In the event of termination by Employer under this Section 13.D., Employer shall, within five business days following the termination and satisfaction of the condition described in the last sentence of this Section 13.D., pay employee an amount equal to the sum of (i) his accrued compensation, including accrued Base Salary, through the date of termination plus (ii) two times the annual base Salary rate in effect at the time of the termination plus (iii) two time the Annual Inventive Bonus target in effect at the time of termination. In order to receive the payments set forth in this Section 13.D., Employee must first execute a separation agreement and release of all claims in a form suitable to the Employer.

E. Upon termination of this Agreement as a result of an event of termination described under this Section 13 and except for Employer’s payment of the required payments under this Section 14 (including any Base Salary accrued through the date of termination, any Annual Incentive Bonus earned in accordance with the Employer’s then existing policy and any nonforfeitable amounts payable under any employee plan), all further compensation under this Agreement shall terminate.

F. The termination of employee’s employment and this Agreement shall not amend, alter or modify the rights and obligations of the parties under Sections 7, 8, 9, 10, 11 and 12 hereof, the terms of which shall survive such termination.

14. Assignment. As this is an agreement for personal services involving a relation of confidence and a trust between Employer and Employee, all rights and duties of Employee arising under this Agreement, and the Agreement itself, are non-assignable by employee.

15. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient, if in writing, and if delivered personally or by certified mail to Employee at Employee’s place of residence as then recorded on the books of Employer or to Employer at its principal office.

16. Waiver. No waiver or modification of this Agreement or the terms contained herein shall be valid unless in writing and duly executed by the party to be charged therewith. The waiver by ay party hereto of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such party.

17. Governing Law. This agreement shall be governed by the laws of the State of Ohio, without giving effect to any conflict of law provisions. Employee agrees to submit to the exclusive, personal jurisdiction and venue of the state and federal courts of the State of Ohio.

18. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to Employee’s employment by Employer. There are no other contracts, agreements or understandings, whether oral or written, existing between them except as contained or referred to in this Agreement.

19. Severability. In case any one or more of the provisions of this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or other enforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions have never been contained herein.

20. Successors and Assigns. Subject to the requirements of Paragraph 14 above, this Agreement shall be binding upon Employee, Employer and Employer’s successors and assigns.

21. Confidentiality of Agreement Terms. The terms of this Agreement shall be held in strict confidence by Employee and shall not be disclosed by Employee to anyone other than employee’s spouse, Employee’s legal counsel, and Employee’s other advisors, unless required by law. Further, except as provided in the preceding sentence, Employee shall not reveal the existence of this Agreement or discuss its terms with any person (including but not limited to any employee of Employer or its Affiliates) without the express authorization of the Chief Development Officer of Employer. To the extent that the terms of this Agreement have been disclosed by Employer, in a public filing or otherwise, the confidentiality requirements of this Section 21 shall no longer apply to such terms.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CONVERGYS CORPORATION

By:	/s/ Thomas A. Cruz 8/30/2002

/s/ Robert A. Lento
Robert A. Lento